Exhibit 99.1

WisdomTree Announces Second Quarter 2018 Results

$16.7 million net income, or $14.3 million as adjusted

$0.10 diluted EPS for the quarter, or $0.09 as adjusted

Declares $0.03 quarterly dividend

New York, NY – (GlobeNewswire) – July 27, 2018 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $16.7 million or $0.10 diluted EPS in the second quarter. Adjusted net income (a non-GAAP measure1) was $14.3 million1 or $0.09 diluted EPS1. This compares to net income of $12.1 million or $0.09 diluted EPS (as adjusted, $7.8 million1 or $0.06 diluted EPS1) in the second quarter of last year and net income of $9.4 million or $0.07 diluted EPS (as adjusted, $11.3 million1 or $0.08 diluted EPS1) in the first quarter of 2018.

WisdomTree CEO and President Jonathan Steinberg said, “Technology and data investments made over the past several years are driving growing cost efficiencies across our organization and allowing us to better serve our existing clients and prospects, leading the firm towards our next wave of growth. Over the past several months we signed distribution agreements with notable third parties, pointing to the strength of our innovative product suite and differentiated technology and advisor solutions offerings, both in the U.S. and abroad.”

Steinberg continued, “The second quarter was a busy quarter for our international operations. Early in the quarter, we completed our acquisition of ETF Securities, transforming our European platform. We have achieved the cost savings we identified ahead of schedule and continue to work towards leveraging the expanded distribution reach and enhanced resources. Additionally, in Canada we continued to generate strong organic growth and further establish ourselves in that growing market. Lastly, we are restructuring our Japan distribution strategy which in addition to reducing our cost base, we believe will drive stronger growth in the region.”

	Three Months Ended			Change From
	June 30, 2018	Mar. 31, 2018	June 30, 2017	Mar. 31, 2018	June 30, 2017
Consolidated Operating Highlights ($, in billions):
AUM	$60.0	$45.0	$44.7	33.4%	34.1%
Assets acquired	$17.6	n/a	n/a	n/a	n/a
Net inflows/(outflows)	$(1.3)	$(2.2)	$0.8	(43.2%)	n/a
Average AUM	$61.3	$47.7	$44.4	28.4%	38.0%
Average advisory fee	0.48%	0.50%	0.50%	(0.02)	(0.02)

Consolidated Financial Highlights ($, in millions, except per share amounts):
Operating revenues	$74.8	$58.9	$56.2	26.9%	33.0%
Net income	$16.7	$9.4	$12.1	77.5%	38.2%
Diluted earnings per share	$0.10	$0.07	$0.09	$0.03	$0.01
Operating income margin	19.4%	22.4%	26.7%	-3.0	-7.3
Non-GAAP[1]:
Net income, as adjusted	$14.3	$11.3	$7.8	27.0%	82.4%
Diluted net income per share, as adjusted	$0.09	$0.08	$0.06	$0.01	$0.03
Operating income margin, as adjusted	30.0%	25.9%	n/a	4.1	n/a

Recent Business Developments

Company News

•	In June 2018, the Company announced the addition of Chris Gardner, author of “The Pursuit of Happyness,” as a Senior Advisor.

•

In July 2018, the Company announced that it entered into an ETF Program Agreement with Cetera Financial Group to be the only ETF sponsor with ETFs available through the no-transaction fee platform; Oranj announced that the Company’s model portfolios and products are now available on Oranj’s free end-to-end wealth management platform; and WisdomTree and AdvisorEngine were selected by a large independent broker-dealer to digitize and optimize their wealth management platform, with WisdomTree providing model portfolios.

U.S. Listed Product News

•

In July 2018, the Company announced that it expanded its offering on Schwab ETF OneSourceTM, a commission-free ETF program, with the addition of the WisdomTree Floating Rate Treasury Fund (USFR) and the WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund (SHAG).

European Listed Product News

•

In May 2018, the Company announced the launch of two new funds. The WisdomTree AT1 CoCo Bond UCITS ETF is the first ETF globally to provide investors with access to the Additional Tier 1 (AT1) Contingent Convertible (CoCo) bond market while the WisdomTree Cboe S&P 500 PutWrite UCITS ETF replicates a strategy that is already successful for the Company in the U.S. Both funds were listed on the London Stock Exchange, Borsa Italiana and Deutsche Börse Xetra.

•

In July 2018, the Company announced the launch of two new smart beta fixed income ETFs which seek to provide enhanced yields on core European investment grade bonds and treasuries, without potentially riskier exposures. The WisdomTree EUR Aggregate Bond Enhanced Yield UCITS ETF (WTDP) and the WisdomTree EUR Government Bond Enhanced Yield UCITS ETF (WTDR) are both listed on the Deutsche Börse Xetra and Borsa Italiana; and the Company announced the launch of two smart beta equity ETFs, offering multifactor exposure to U.S. equities and exposure to Japanese small cap equities. The WisdomTree US Multifactor UCITS ETF (USMF) and the WisdomTree Japan SmallCap Dividend UCITS ETF (DFJ) are both listed on the London Stock Exchange.

Canadian Listed Product News

•

In May 2018, the Company announced the launch of the Digital Portfolio Developer (DPD), an on-demand tool for Canadian advisors that focuses on providing deep data analytics to evaluate client and prospect portfolios.

Assets Under Management and Net Inflows

U.S. listed ETF assets under management (“AUM”) was $41.3 billion at June 30, 2018, down 3.6% from March 31, 2018 primarily due to net outflows. International listed ETPs’ AUM was $18.6 billion at June 30, 2018, up $16.6 billion from March 31, 2018 primarily due to the $17.6 billion of AUM acquired in connection with the completion of our acquisition on April 11, 2018 of the European exchange-traded commodity, currency and short-and-leveraged business (“ETFS”) of ETFS Capital Limited (“ETFS Capital,” formerly known as ETF Securities Limited) partly offset by market depreciation. We refer to the acquisition throughout this press release as the ETFS Acquisition.

Performance

In evaluating the performance of our U.S. listed equity, fixed income and alternative ETFs against actively managed and index based mutual funds and ETFs, 76.5% of the $40.7 billion invested in our ETFs and 62.9% (44 of 70) of our ETFs covered by Morningstar outperformed their comparable Morningstar average since inception as of June 30, 2018.

For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

Second Quarter Financial Discussion

On April 11, 2018, we completed the ETFS Acquisition. Our financial results for the second quarter of 2018 include the recognition of certain items directly associated with the acquisition, including contractual gold payments expense, a gain on revaluation of deferred consideration and interest expense, each of which are described in further detail below.

In addition, the presentation of our Consolidated Statements of Operations has changed to include operating revenues and operating expenses, as well as other income/(expenses) not included in operating income. Prior period amounts previously disclosed within our Consolidated Statements of Operations have been reclassified to conform with our current presentation. These reclassifications had no effect on previously reported net income.

The primary reason for the increase in our revenues, expenses and net income this quarter compared to prior periods is the inclusion of the ETFS Acquisition.

Operating Revenues

Advisory Fees

Advisory fees of $73.8 million increased 32.1% and 26.2% from the second quarter of 2017 and first quarter of 2018, respectively, due to an increase in our average global AUM. Our average global AUM increased from the second quarter of 2017 primarily due to the $17.6 billion of AUM acquired in connection with the ETFS Acquisition as well as market appreciation and net inflows into certain of our ETFs. These increases were partly offset by outflows from our two largest U.S. listed ETFs.

Our average global AUM increased from the first quarter of 2018 primarily due to the $17.6 billion of AUM acquired, partly offset by net outflows from our two largest U.S. listed ETFs and market depreciation.

Our average global advisory fee was 0.48% during the second quarter of 2018.

Other Income

Other income of $1.0 million increased 158.3% and 122.5% from the second quarter of 2017 and first quarter of 2018, respectively, primarily due to creation/redemption fees earned from the ETFS exchange-traded products.

Margins

Gross margin for our U.S. Business segment was 83.4%1 in the second quarter of 2018 as compared to 83.7%1 2 in the second quarter of 2017 and 83.9%1 2 in the first quarter of 2018. Gross margin for our International Business segment was 73.2%1 in the second quarter of 2018 as compared to 46.2%1 in the second quarter of 2017 and 40.1%1 in the first quarter of 2018. Gross margins of the International Business segment for prior quarters were not meaningful as the business was not scaled. The change in gross margin from the prior quarters is due to the ETFS Acquisition.

Operating income margin on a consolidated basis was 19.4% in the second quarter of 2018 (as adjusted 30.0%1) as compared to 26.7% in the second quarter of 2017 and 22.4% in the first quarter of 2018 (as adjusted 25.9%1).

Pre-tax margin on a consolidated basis was 29.7% in the second quarter of 2018 as compared to 39.5% in the second quarter of 2017 and 23.6% in the first quarter of 2018.

Operating Expenses

Total operating expenses were $60.2 million for the second quarter of 2018, up 46.2% and 31.9% from the second quarter of 2017 and the first quarter of 2018, respectively. Operating expenses increased primarily due to the ETFS Acquisition. In addition, included in the second quarter of 2018 and first quarter of 2018 were acquisition-related costs of $7.9 million and $2.1 million, respectively.

•

Compensation and benefits expense increased 4.8% from the second quarter of 2017 to $19.3 million due to the ETFS Acquisition, partly offset by lower accrued incentive compensation in our U.S. Business segment. Compensation and benefits expense increased 2.5% from the first quarter of 2018 due to the ETFS Acquisition, partly offset by lower payroll taxes and benefits expense. Payroll taxes and benefits expense in the first quarter of 2018 are seasonally higher due to bonus payments made during that period. Headcount of our U.S. Business segment was 155, 157 and 166 and our International Business segment was 76, 34 and 46 at June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

•

Fund management and administration expense increased 44.6% from the second quarter of 2017 and 34.0% from the first quarter of 2018 to $14.6 million due to higher average AUM of our International Business segment primarily associated with the ETFS Acquisition. We had 81 U.S. listed ETFs and 445 International listed ETPs at the end of the quarter.

•

Marketing and advertising expense was essentially unchanged from the second quarter of 2017. This expense increased 18.2% from the first quarter of 2018 to $3.8 million due to higher levels of spending globally.

•

Sales and business development expense increased 32.9% from the second quarter of 2017 to $4.5 million primarily due to higher spending on sales related activities globally. This expense increased 18.1% from the first quarter of 2018 primarily due to higher spending in our International Business segment.

•

Contractual gold payments expense represents an ongoing obligation of ETFS Capital that we assumed in connection with the ETFS Acquisition. This ongoing obligation requires us to pay 9,500 ounces of gold annually from the advisory fee income we earn for managing physically backed gold ETPs. During the second quarter of 2018, we recognized $2.7 million of contractual gold payments expense associated with the payment of 2,085 ounces of gold at an average daily spot price of $1,302 per ounce.

•

Professional and consulting fees increased 27.8% from the second quarter of 2017 to $1.6 million due to higher professional and corporate consulting-related expenses globally. These expenses were essentially unchanged from the first quarter of 2018.

•

Occupancy, communications and equipment expense increased 14.8% from the second quarter of 2017 and 15.5% from the first quarter of 2018 to $1.6 million primarily due to higher headcount associated with the ETFS Acquisition.

•

Third-party distribution fees increased 148.7% from the second quarter of 2017 to $1.7 million primarily due to a new distribution relationship announced in the fourth quarter of 2017 and higher fees paid to our third-party marketing agent in Latin America. These expenses were essentially unchanged from the first quarter of 2018.

•

Acquisition-related costs increased $5.9 million from the first quarter of 2018 to $7.9 million and included professional advisor fees payable upon completion of the ETFS Acquisition, a write-off of our office lease and compensation and other integration costs. Costs incurred in the prior quarter were principally severance, professional fees and other integration costs.

•

Other expenses increased 22.7% from the second quarter of 2017 and 26.3% from the first quarter of 2018 to $2.3 million primarily due to higher International Business segment office expenses associated with an increase in headcount from the ETFS Acquisition.

Other Income/(Expenses)

•

Interest expense for the second quarter of 2018 of $2.4 million was incurred principally in connection with a newly raised term loan to facilitate the ETFS Acquisition. Our effective interest rate during the period was 4.9% and includes our cost of borrowing and amortization of issuance costs.

•

Gain on revaluation of deferred consideration of $9.9 million arose from the ongoing contractual gold payment obligation described above that we assumed from ETFS Capital in connection with the ETFS Acquisition. The present value of the ongoing obligation to pay 9,500 ounces of gold until March 2058, which is then reduced to 6,333 ounces into perpetuity, is recorded on our Consolidated Balance Sheet as deferred consideration, which is re-measured each quarter based upon forward-looking gold prices. A gain was recognized during the second quarter of 2018 as the price of gold had declined when compared to the price on April 11, 2018, the date on which the deferred consideration was originally measured.

•

Interest income was essentially unchanged from the second quarter of 2017. Interest income decreased 36.4% from the first quarter of 2018 to $0.6 million due to lower interest income on our short-term investment grade bond portfolio which has matured, partly offset by paid-in-kind (“PIK”) interest on a note receivable from AdvisorEngine Inc.

•

Other net losses increased 37.6% from the second quarter of 2017 and 92.0% from the first quarter of 2018 to $0.5 million primarily due to realized losses arising from the sale of gold earned from management fees paid by physically-backed gold ETPs associated with the ETFS Acquisition, as well as miscellaneous foreign exchange losses.

Income Taxes

Our estimated effective income tax rate for the quarter ended June 30, 2018 of 24.6% (as adjusted 29.2%1) resulted in income tax expense of $5.5 million. Our tax rate differs from the federal statutory tax rate of 21% primarily due to non-deductible acquisition-related costs, a valuation allowance on foreign net operating losses and state and local income taxes, partly offset by the gain on revaluation of deferred consideration and a lower tax rate on foreign earnings. The gain on revaluation of deferred consideration is not adjusted for income taxes as the obligation was assumed by a wholly-owned subsidiary of ours that is based in Jersey, a region where we are subject to a zero percent tax rate.

Six Month Results

Total operating revenues increased 22.0% to $133.7 million for the six months ended June 30, 2018 primarily due to higher average global AUM, including the $17.6 billion of AUM acquired in connection with the ETFS Acquisition. Total operating expenses increased 30.8% to $105.9 million primarily due to expenses associated with the ETFS acquired business. In addition, operating expenses for the six months ended June 30, 2018 include acquisition-related costs of $10.0 million.

Other income/(expenses) for the six months ended June 30, 2018 includes $2.4 million of interest expense incurred principally in connection with a newly raised term loan to facilitate the ETFS Acquisition, as well as a gain on revaluation of deferred consideration of $9.9 million associated with the ETFS Acquisition. Interest income increased 28.5% to $1.6 million, primarily due to PIK interest on a note receivable from AdvisorEngine, Inc., partly offset by lower interest income on our short-term investment grade bond portfolio which has matured. In addition, the prior year period includes a settlement gain of $6.9 million as well as a reimbursement of fund-related costs of $0.8 million classified within other gains and losses, net.

Balance Sheet

In connection with the ETFS Acquisition, at April 11, 2018 we recognized goodwill of $84.1 million, intangible assets of $601.2 million, deferred consideration of $172.7 million, long-term debt, net of issuance costs of $192.9 million, preferred stock of $132.6 million and common stock of $137.2 million.

As of June 30, 2018, we had total assets of $902.1 million which consisted primarily of intangible assets of $613.2 million, goodwill of $85.9 million, cash and cash equivalents of $70.7 million, investments of $35.2 million, securities held-to-maturity of $20.2 million, accounts receivable of $27.3 million and a note receivable of $24.6 million. There were approximately 153.1 million shares of our common stock outstanding as of June 30, 2018. Fully diluted weighted average shares outstanding were 163.3 million for the quarter.

Quarterly Dividend

Our Board of Directors declared a quarterly cash dividend of $0.03 per share of our common stock. The dividend will be paid on August 22, 2018 to stockholders of record as of the close of business on August 8, 2018.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, July 27, 2018 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully expand our business into non-U.S. markets;

•	competition in our business; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

Net outflows in our two largest ETFs – the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – have had, and in the future could continue to have, a negative impact on our revenues.

•	Over the last few years, we have expanded our business globally. This expansion subjects us to increased operational, regulatory, financial and other risks.

•

The ETFS Acquisition is significant in size relative to our assets and operations and may result in significant changes in our business. Our failure to integrate and manage ETFS successfully could materially and adversely affect our business, results of operations and financial condition.

•

Declining prices of securities, precious metals and other commodities can adversely affect our business by reducing the market value of the assets we manage or causing customers to sell their fund shares and trigger redemptions.

•

Fluctuations in the amount and mix of our AUM, whether caused by disruptions in the financial markets or otherwise, may negatively impact revenues and operating margins, and may impede our ability to refinance our debt upon maturity, increase the cost of borrowing or result in our debt being called prior to maturity.

•

We derive a substantial portion of our revenues from a limited number of products, and as a result, our operating results are particularly exposed to the performance of these products and our ability to maintain the AUM of these products, as well as investor sentiment toward investing in the funds’ strategies and market-specific and political and economic risk.

•

Much of our AUM is held in our U.S. listed ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to foreign currency exchange rate risks.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenues to decline.

•

We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm our customers.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Canada and Japan (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $60.2 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	See “Non-GAAP Financial Measurements.”

[2]

Gross margin is now calculated as total operating revenues, less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues. See “Non-GAAP Financial Measurements” below for additional information. Amounts previously reported as gross margin for the U.S. Business segment have been restated to conform with our current presentation.

Contact Information:

Investor Relations WisdomTree Investments, Inc. Jason Weyeneth, CFA +1.917.267.3858 jweyeneth@wisdomtree.com	Media Relations WisdomTree Investments, Inc. Jessica Zaloom +1.917.267.3735 jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2018	Mar. 31, 2018	June 30, 2017	Mar. 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017	% Change
Operating Revenues:
Advisory fees	$73,778	$58,456	$55,856	26.2%	32.1%	$132,234	$108,884	21.4%
Other income	997	448	386	122.5%	158.3%	1,445	725	99.3%

Total revenues	74,775	58,904	56,242	26.9%	33.0%	133,679	109,609	22.0%

Operating Expenses:
Compensation and benefits	19,301	18,832	18,421	2.5%	4.8%	38,133	36,295	5.1%
Fund management and administration	14,621	10,912	10,112	34.0%	44.6%	25,533	19,712	29.5%
Marketing and advertising	3,778	3,195	3,825	18.2%	-1.2%	6,973	7,362	-5.3%
Sales and business development	4,503	3,813	3,389	18.1%	32.9%	8,316	6,351	30.9%
Contractual gold payments	2,715	—	—	n/a	n/a	2,715	—	n/a
Professional and consulting fees	1,560	1,636	1,221	-4.6%	27.8%	3,196	2,779	15.0%
Occupancy, communications and equipment	1,574	1,363	1,371	15.5%	14.8%	2,937	2,724	7.8%
Depreciation and amortization	337	355	352	-5.1%	-4.3%	692	689	0.4%
Third-party distribution fees	1,666	1,725	670	-3.4%	148.7%	3,391	1,602	111.7%
Acquisition-related costs	7,928	2,062	—	284.5%	n/a	9,990	—	n/a
Other	2,261	1,790	1,842	26.3%	22.7%	4,051	3,466	16.9%

Total expenses	60,244	45,683	41,203	31.9%	46.2%	105,927	80,980	30.8%

Operating income	14,531	13,221	15,039	9.9%	-3.4%	27,752	28,629	-3.1%
Other Income/(Expenses):
Interest expense	(2,356)	—	—	n/a	n/a	(2,356)	—	n/a
Gain on revaluation of deferred consideration – gold payments	9,898	—	—	n/a	n/a	9,898	—	n/a
Interest income	612	962	641	-36.4%	-4.5%	1,574	1,225	28.5%
Settlement gain	—	—	6,909	n/a	n/a	—	6,909	n/a
Other gains and losses, net	(501)	(261)	(364)	92.0%	37.6%	(762)	284	n/a

Income before taxes	22,184	13,922	22,225	59.3%	-0.2%	36,106	37,047	-2.5%
Income tax expense	5,460	4,498	10,120	21.4%	-46.0%	9,958	18,062	-44.9%

Net income	$16,724	$9,424	$12,105	77.5%	38.2%	$26,148	$18,985	37.7%

Net income per share – basic	$0.10	$0.07	$0.09			$0.17	$0.14
Net income per share – diluted	$0.10	$0.07	$0.09			$0.17	$0.14
Weighted average common shares – basic	149,056	135,329	134,557			142,230	134,472
Weighted average common shares – diluted	163,346	136,468	135,574			149,979	135,613

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(in thousands)

(Unaudited)

The following table sets forth the pre-tax operating results for the Company’s U.S. Business and International Business segments. The U.S. Business segment represents the results of the Company’s U.S. operations and Japan sales office. The results of the Company’s European and Canadian operations are reported as the International Business segment.

U.S. Business Segment

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2018	Mar. 31, 2018	June 30, 2017	Mar. 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017	% Change
Operating Revenues:
Advisory fees	$52,931	$55,518	$53,641	-4.7%	-1.3%	$108,449	$104,667	3.6%
Other income	162	147	128	10.2%	26.6%	309	231	33.8%

Total revenues	53,093	55,665	53,769	-4.6%	-1.3%	108,758	104,898	3.7%

Operating Expenses:
Compensation and benefits	14,526	16,371	15,910	-11.3%	-8.7%	30,897	30,980	-0.3%
Fund management and administration	8,802	8,973	8,782	-1.9%	0.2%	17,775	17,109	3.9%
Marketing and advertising	2,987	2,843	3,253	5.1%	-8.2%	5,830	6,322	-7.8%
Sales and business development	3,446	3,455	2,824	-0.3%	22.0%	6,901	5,434	27.0%
Professional and consulting fees	1,134	1,325	1,013	-14.4%	11.9%	2,459	2,335	5.3%
Occupancy, communications and equipment	1,309	1,225	1,232	6.9%	6.3%	2,534	2,460	3.0%
Depreciation and amortization	314	339	339	-7.4%	-7.4%	653	670	-2.5%
Third-party distribution fees	1,621	1,649	670	-1.7%	141.9%	3,270	1,597	104.8%
Acquisition-related costs	6,773	1,197	—	465.8%	n/a	7,970	—	n/a
Other	1,726	1,653	1,725	4.4%	0.1%	3,379	3,271	3.3%

Total expenses	42,638	39,030	35,748	9.2%	19.3%	81,668	70,178	16.4%

Operating income	10,455	16,635	18,021	-37.2%	-42.0%	27,090	34,720	-22.0%
Other Income/(Expenses):
Interest expense	(173)	—	—	n/a	n/a	(173)	—	n/a
Interest income	612	962	641	-36.4%	-4.5%	1,574	1,225	28.5%
Settlement gain	—	—	6,909	n/a	n/a	—	6,909	n/a
Other gains and losses, net	(66)	(226)	(261)	-70.8%	-74.7%	(292)	364	n/a

Income before taxes	$10,828	$17,371	$25,310	-37.7%	-57.2%	$28,199	$43,218	-34.8%

Operating income margin	19.7%	29.9%	33.5%			24.9%	33.1%

International Business Segment

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2018	Mar. 31, 2018	June 30, 2017	Mar. 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017	% Change
Operating Revenues:
Advisory fees	$20,847	$2,938	$2,215	609.6%	841.2%	$23,785	$4,217	464.0%
Other income	835	301	258	177.4%	223.6%	1,136	494	130.0%

Total revenues	21,682	3,239	2,473	569.4%	776.7%	24,921	4,711	429.0%

Operating Expenses:
Compensation and benefits	4,775	2,461	2,511	94.0%	90.2%	7,236	5,315	36.1%
Fund management and administration	5,819	1,939	1,330	200.1%	337.5%	7,758	2,603	198.0%
Marketing and advertising	791	352	572	124.7%	38.3%	1,143	1,040	9.9%
Sales and business development	1,057	358	565	195.3%	87.1%	1,415	917	54.3%
Contractual gold payments	2,715	—	—	n/a	n/a	2,715	—	n/a
Professional and consulting fees	426	311	208	37.0%	104.8%	737	444	66.0%
Occupancy, communications and equipment	265	138	139	92.0%	90.6%	403	264	52.7%
Depreciation and amortization	23	16	13	43.8%	76.9%	39	19	105.3%
Third-party distribution fees	45	76	—	-40.8%	n/a	121	5	n/a
Acquisition-related costs	1,155	865	—	33.5%	n/a	2,020	—	n/a
Other	535	137	117	290.5%	357.3%	672	195	244.6%

Total expenses	17,606	6,653	5,455	164.6%	222.7%	24,259	10,802	124.6%

Operating income/(loss)	4,076	(3,414)	(2,982)	n/a	n/a	662	(6,091)	n/a
Other Income/(Expenses):
Interest expense	(2,183)	—	—	n/a	n/a	(2,183)	—	n/a
Gain on revaluation of deferred consideration – gold payments	9,898	—	—	n/a	n/a	9,898	—	n/a
Other gains and losses, net	(435)	(35)	(103)	n/a	322.3%	(470)	(80)	487.5%

Income/(loss) before taxes	$11,356	$(3,449)	$(3,085)	n/a	n/a	$7,907	$(6,171)	n/a

Operating income margin	18.8%	n/a	n/a			2.7%	n/a

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,744	$54,193
Securities owned, at fair value	3,719	66,294
Securities held-to-maturity	—	1,000
Accounts receivable	27,329	21,309
Income taxes receivable	—	6,978
Prepaid expenses	6,545	3,550
Other current assets	194	1,007

Total current assets	108,531	154,331
Fixed assets, net	10,028	10,693
Note receivable	24,588	18,748
Securities held-to-maturity	20,229	20,299
Deferred tax assets, net	2,024	1,050
Investments, carried at cost	35,187	35,187
Goodwill	85,856	1,799
Intangible assets	613,227	12,085
Other noncurrent assets	2,428	793

Total assets	$902,098	$254,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$22,002	$20,099
Compensation and benefits payable	13,664	28,053
Deferred consideration – gold payments	11,378	—
Income taxes payable	1,252	—
Securities sold, but not yet purchased, at fair value	2,026	950
Payable to ETFS Capital	7,033	—
Accounts payable and other liabilities	9,366	8,246

Total current liabilities	66,721	57,348
Long-term debt	193,407	—
Deferred consideration – gold payments	151,470	—
Deferred rent payable	4,608	4,686

Total liabilities	416,206	62,034

Preferred stock – Series A Non-Voting Convertible, par value $0.01; 14,750 shares authorized, issued and outstanding	132,569	—

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
Issued and outstanding: 153,142 and 136,996 at June 30, 2018 and December 31, 2017, respectively	1,531	1,370
Additional paid-in capital	359,066	216,006
Accumulated other comprehensive income	461	291
Accumulated deficit	(7,735)	(24,716)

Total stockholders’ equity	353,323	192,951

Total liabilities and stockholders’ equity	$902,098	$254,985

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income	$26,148	$18,985
Adjustments to reconcile net income to net cash provided by operating activities:
Advisory fees paid in gold and other precious metals	(11,033)	—
Contractual gold payments	2,715	—
Gain on revaluation of deferred consideration – gold payments	(9,898)	—
Stock-based compensation	6,838	6,951
Deferred income taxes	(1,055)	5,890
Paid-in-kind interest income	(839)	—
Settlement gain	—	(6,909)
Amortization of credit facility issuance costs	637	—
Depreciation and amortization	692	689
Other	834	301
Changes in operating assets and liabilities:
Securities owned, at fair value	(2,028)	1,148
Accounts receivable	2,871	(1,671)
Income taxes receivable/payable	8,109	2,217
Prepaid expenses	(1,669)	(1,405)
Gold and other precious metals	8,930	—
Other assets	975	143
Acquisition payable	—	(3,542)
Fund management and administration payable	(380)	(729)
Compensation and benefits payable	(21,170)	(3,958)
Securities sold, but not yet purchased, at fair value	1,077	(1,222)
Payable to ETFS Capital	222	—
Accounts payable and other liabilities	(2,962)	395

Net cash provided by operating activities	9,014	17,283

Cash flows from investing activities:
Purchase of fixed assets	(34)	(220)
Purchase of securities held-to-maturity	—	(759)
Purchase of debt securities available-for-sale	—	(38,680)
Purchase of investments	—	(5,000)
Funding of AdvisorEngine note receivable	(5,000)	—
Proceeds from held-to-maturity securities maturing or called prior to maturity	1,063	2,102
Proceeds from sales and maturities of debt securities available-for-sale	64,498	46,065
Cash paid – ETFS Acquisition, net of cash acquired	(233,172)	—

Net cash (used in)/provided by investing activities	(172,645)	3,508

Cash flows from financing activities:
Dividends paid	(9,167)	(21,872)
Shares repurchased	(1,006)	(3,693)
Credit facility issuance costs	(8,690)	—
Preferred stock issuance costs	(181)	—
Proceeds from the issuance of long-term debt	200,000	—
Proceeds from exercise of stock options	139	42

Net cash provided by/(used in) financing activities	181,095	(25,523)

(Decrease)/increase in cash flows due to changes in foreign exchange rate	(913)	624

Net increase/(decrease) in cash and cash equivalents	16,551	(4,108)
Cash and cash equivalents – beginning of period	54,193	92,722

Cash and cash equivalents – end of period	$70,744	$88,614

Supplemental disclosure of cash flow information:
Cash paid for taxes	$2,841	$9,708

Cash paid for interest	$1,241	$—

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	June 30, 2018	Mar. 31, 2018	June 30, 2017
U.S. LISTED ETFs (in millions)
Beginning of period assets	$42,886	$46,827	$41,940
Inflows/(outflows)	(1,231)	(2,167)	605
Market appreciation/(depreciation)	(315)	(1,774)	638

End of period assets	$41,340	$42,886	$43,183

Average assets during the period	$43,464	$45,618	$42,961
Average ETF advisory fee during the period	0.49%	0.49%	0.50%
Revenue days	91	90	91
Number of ETFs – end of the period	81	81	90

INTERNATIONAL LISTED ETPs (in millions)
Beginning of period assets	$2,075	$2,110	$1,424
Assets acquired	17,641	—	—
Inflows/(outflows)	(25)	(45)	163
Market appreciation/(depreciation)	(1,062)	10	(40)

End of period assets	$18,629	$2,075	$1,547

Average assets during the period	$17,837	$2,106	$1,446
Average ETP advisory fee during the period	0.47%	0.57%	0.61%
Revenue days	91	90	91
Number of ETPs – end of the period	445	99	93

PRODUCT CATEGORIES (in millions)

International Developed Market Equity
Beginning of period assets	$22,432	$25,950	$24,057
Inflows/(outflows)	(1,502)	(2,705)	125
Market appreciation/(depreciation)	(599)	(813)	465

End of period assets	$20,331	$22,432	$24,647

Average assets during the period	$22,455	$24,435	$24,794

Commodity & Currency
Beginning of period assets	$416	$445	$519
Assets acquired	16,778	—	—
Inflows/(outflows)	(99)	(28)	(44)
Market appreciation/(depreciation)	(928)	(1)	(11)

End of period assets	$16,167	$416	$464

Average assets during the period	$15,316	$426	$488

U.S. Equity
Beginning of period assets	$13,359	$14,234	$12,516
Inflows/(outflows)	114	48	248
Market appreciation/(depreciation)	828	(923)	124

End of period assets	$14,301	$13,359	$12,888

Average assets during the period	$14,021	$14,122	$12,629

Emerging Market Equity
Beginning of period assets	$6,289	$5,887	$4,563
Inflows/(outflows)	(120)	425	191
Market appreciation/(depreciation)	(526)	(23)	74

End of period assets	$5,643	$6,289	$4,828

Average assets during the period	$6,116	$6,259	$4,742

Leveraged & Inverse
Beginning of period assets	$872	$930	$773
Assets acquired	863	—	—
Inflows/(outflows)	(71)	(133)	101

Key Operating Statistics (Unaudited)

	Three Months Ended
	June 30, 2018	Mar. 31, 2018	June 30, 2017
Market appreciation/(depreciation)	(133)	75	(65)

End of period assets	$1,531	$872	$809

Average assets during the period	$1,592	$877	$733

Fixed Income
Beginning of period assets	$1,101	$862	$572
Inflows/(outflows)	349	253	43
Market appreciation/(depreciation)	(39)	(14)	5

End of period assets	$1,411	$1,101	$620

Average assets during the period	$1,230	$1,014	$604

Alternatives
Beginning of period assets	$492	$582	$276
Inflows/(outflows)	66	(70)	122
Market appreciation/(depreciation)	20	(20)	6

End of period assets	$578	$492	$404

Average assets during the period	$564	$547	$348

Closed ETPs
Beginning of period assets	$—	$47	$88
Inflows/(outflows)	7	(2)	(18)
Market appreciation/(depreciation)	—	(45)	—

End of period assets	$7	$—	$70

Average assets during the period	$7	$44	$69

Headcount – U.S. Business segment	155	157	166
Headcount – International Business segment	76	34	46

Note: Previously issued statistics may be restated due to trade adjustments

Source: WisdomTree

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. The non-GAAP financial measurements contained in this release include:

•

Adjusted net income and adjusted diluted net income per share. We disclose adjusted net income and adjusted diluted net income per share as non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. These non-GAAP financial measures exclude the following:

➣

Unrealized gains or losses on the revaluation of deferred consideration: Deferred consideration is an obligation we assumed in connection with the ETFS Acquisition that is carried at fair value. This item represents the present value of an obligation to pay fixed ounces of gold into perpetuity and is measured using forward-looking gold prices. Changes in the price of gold may have a material impact on the carrying value of the deferred consideration and our reported net income. We exclude this item when arriving at adjusted net income and adjusted diluted net income per share as it is not core to our operating business. The item is not adjusted for income taxes as the obligation was assumed by a wholly-owned subsidiary of ours that is based in Jersey, a jurisdiction where we are subject to a zero percent tax rate.

➣

Non-recurring items: The following non-recurring items are excluded when arriving at adjusted net income and adjusted earnings per share (i) acquisition-related costs of $7.9 million (or $7.5 million after-tax) and $2.1 million (or $1.9 million after-tax) for the second quarter and first quarter of 2018, respectively and (ii) a settlement gain of $6.9 million (or $4.3 million after-tax) for the second quarter of 2017.

•

Adjusted effective income tax rate. We disclose our adjusted effective income tax rate as a non-GAAP financial measurement in order to report our effective income tax rate exclusive of items that are non-recurring or not core to our operating business. We believe reporting our adjusted effective income tax rate provides investors with a consistent way to analyze our income taxes. Our adjusted effective income tax rate is calculated by dividing adjusted income tax expense by adjusted income before income taxes. See “adjusted net income and adjusted diluted net income per share” above for information regarding the items that are excluded.

•

Gross margin and gross margin percentage. We disclose our gross margin and gross margin percentage as non-GAAP financial measurements for our U.S. Business segment and International Business segment because we believe they provide investors with a consistent way to analyze the amount we retain after paying third-party service providers to operate our ETPs. These ratios also assist us in analyzing the profitability of our products. We define gross margin as total operating revenues less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues.

•

Adjusted operating income margin. We disclose adjusted operating income margin as a non-GAAP financial measurement on a consolidated basis, as well as for our U.S. Business segment and International Business segment in order to report our operating income margin exclusive of items that are non-recurring or not core to our operating business.

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

Consolidated

	Three Months Ended
Adjusted Net Income and Diluted Net Income per Share:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Net income, as reported	$16,724	$9,424	$12,105
Add back: Acquisition-related costs, net of income taxes	7,489	1,851	—
Less: Unrealized gain on revaluation of deferred consideration	(9,898)	—	—
Less: Settlement gain, net of income taxes	—	—	(4,256)

Adjusted net income	$14,315	$11,275	$7,849
Weighted average common shares—diluted	163,346	136,468	135,574

Adjusted net income per share—diluted	$0.09	$0.08	$0.06

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Operating revenues	$74,775	$58,904	n/a

Operating income	$14,531	$13,221	n/a
Add back: Acquisition-related costs, before income taxes	7,928	2,062	n/a

Adjusted operating income	$22,459	$15,283	n/a

Adjusted operating income margin	30.0%	25.9%	n/a

	Three Months Ended
Adjusted Effective Income Tax Rate:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Income before income taxes	$22,184	$13,922	$22,225
Add back: Acquisition-related costs, before income taxes	7,928	2,062	—
Less: Unrealized gain on revaluation of deferred consideration	(9,898)	—	—
Less: Settlement gain, before income taxes	—	—	(6,909)

Adjusted income before income taxes	$20,214	$15,984	$15,316

Income tax expense	$5,460	$4,498	$10,120
Add back: Tax benefit arising from acquisition-related costs	439	211	—
Less: Tax expense arising from revaluation of deferred consideration	—	—	—
Less: Tax expense arising from settlement gain	—	—	(2,653)

Adjusted income tax expense	$5,899	$4,709	$7,467

Adjusted effective income tax rate	29.2%	29.5%	48.8%

U.S. Business Segment
	Three Months Ended
Gross Margin and Gross Margin Percentage:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Operating revenues	$53,093	$55,665	$53,769
Less: Fund management and administration	(8,802)	(8,973)	(8,782)

Gross margin	$44,291	$46,692	$44,987

Gross margin percentage	83.4%	83.9%	83.7%

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Operating revenues	$53,093	$55,665	n/a

Operating income	$10,455	$16,635	n/a
Add back: Acquisition-related costs, before income taxes	6,773	1,197	n/a

Adjusted operating income	$17,228	$17,832	n/a

Adjusted operating income margin	32.4%	32.0%	n/a

International Business Segment
	Three Months Ended
Gross Margin and Gross Margin Percentage:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Operating revenues	$21,682	$3,239	$2,473
Less: Fund management and administration	(5,819)	(1,939)	(1,330)

Gross margin	$15,863	$1,300	$1,143

Gross margin percentage	73.2%	40.1%	46.2%

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2018	Mar. 31, 2018	June 30, 2017
Operating revenues	$21,682	n/a	n/a

Operating income	$4,076	n/a	n/a
Add back: Acquisition-related costs, before income taxes	1,155	n/a	n/a

Adjusted operating income	$5,231	n/a	n/a

Adjusted operating income margin	24.1%	n/a	n/a